MAXIMUM PLEDGE AGREEMENT

Contract No.: Max Collateral 2008-0001

Pledgee (full name):	Agricultural Bank of China Lanxi Branch

Debtor (full name):	Heilongjiang Lanxi Sunrise Linen Textile Industry Co. Ltd

Pledgor (full name):	Heilongjiang Lanxi Sunrise Linen Textile Industry Co. Ltd

Whereas the Debtor and the Pledgee will enter a series of credit/debt agreements (the “Master Contract”), the Pledgor is willing to provide guarantee on the debt obligations that the Debtor bears pursuant to the aforementioned Master Contract.  In order to insure the realization of the Pledgee’s right, the Parties, through friendly negotiations and consultations, have entered into this Agreement (the “Agreement”) in accordance with our country’s “Guarantee Law” and other relevant laws and regulations of China.

Article I            Maximum Principal Debt Obligation Guaranteed
1. The Pledgor shall willingly provide guarantee, from March 21, 2008 to March 21, 2011, on the debt obligation, incurred in the stipulated transactions conducted by the Debtor on the location of the Pledgee to a maximum of RMB 30,000,000.  The aforementioned period refers only to the period during which the debt obligation occurred, excluding the due period of the debt obligation.  Transaction in foreign currency shall be converted according to the exchange offer rate on the day of the transaction.   The aforementioned businesses include:
(x) wiring of RMB/Foreign currency
(x) reduction or waiver of security deposit for issuing credit certificate
2. During the period and within the maximum provided for herein, the Debtor may apply to use the aforementioned credit funds and bank credit on a revolving basis. The commencement date, due date, interest rate and amount shall be based on the loan certificate or a debt claims under the Master Contract.  The due date for all transactions that occur during the period stipulated herein shall not be beyond March 21, 2011.
3. During the period and within the maximum provided for herein, the Pledgee need not process guarantee procedures each time when issuing loan and providing other bank credit.
4. The Pledgor shall assume guarantor’s responsibility for all transactions, irrespective of which currency, that occur during the period and within the maximum provided for herein.

Article II          Scope of Guarantee
The scope of the guarantee shall include the principal amount as well as the interests, penalty interests, compound interests, damages for breach of the contract and indemnifications and any and all costs and expenses,  including fees for litigation, legal counsel and disposition of pledged property, incurred in realizing the Pledgee’s creditor right.

The Pledgor shall be responsible for all amount in excess of the maximum due to foreign exchange effect.

Article III         The Pledged Items
1. The Pledgor agree to have ___Machinery Equipment and Real Estate Property__ as pledged items; the list of the aforementioned pledged items is the integral part hereof.
2. The aforementioned pledged items have the provisional assessed value of RMB 48,287,900, and their final value shall be determined by the net proceeds when they are actually disposed to realize the Pledgee’s right.

Article IV         Effect of the Pledgee Right
The effect of pledgee right extends to the subordinate items, subordinate rights, subrogation rights, attached items, co-mingled items, processed items and yield of the pledged items.

Article V          Possession of the Pledged Items
1.  The pledged items remain in the possession of the Pledgor.  The Pledgor has the responsibility to properly maintain the pledged items and the Pledgee has the right to inspect the management of the pledged items.
2. During the term of effectiveness hereof, the Pledgor shall not gift, transfer, sell, lease, repledge or dispose of the pledged items in any other form without the written consent of the Pledgee.  The proceeds from the transfer, lease and sale of the pledged items after obtaining the consent from the Pledgee shall be used to repay the debt under the Master Contract or shall be placed in escrow with a third party mutually agreed to by the two parties hereto.
3. The Pledgor must take all effective measure to control the damage or mitigate loss of the pledged items, should it occur, during the terms of effectiveness hereof and must at the same time promptly notify the Pledgee; all the compensation received by the Pledgor in connection with such damage or loss shall be used first to satisfy the debt obligation under the Master Contract.
4. During the term of effectiveness hereof, the Pledgor shall restore the reduction of the value of the pledged items, should it occur, or provide additional guarantee on an amount determined by the Pledgee corresponding to the reduction of the value of the pledged items.

Article VI         Insurance on the Pledged Items
1. The pledged items must be carry adequate insurance with the Pledgee as the primary beneficiary.  The Pledgor must place the original documents of the insurance policies on the pledged items into the care of the Pledgor.
2. During the term of effectiveness hereof, the Pledgor shall not suspend or cancel such insurance for any reason.  If such insurance is suspended, the Pledgee shall have the right to apply for insurance policies on behalf of the Pledgor and the Pledgor shall bear responsibility for all the fees.

3. If any risk event occurs to the pledged items during the terms of the insurance policies, all insurance compensation shall be used first to satisfy the debt obligation under the Master Contract or be placed in escrow with a third party mutually agreed to by the two parties hereto.

Article VII        Registration of Pledge
The Pledgor must process pledge registration with the relevant registration organization within 5 days after the execution hereof and hand over to the care of the Pledgee the original copies of the associated right certificates and pledge registration documents on the pledged items and all other rights certificates.

Article VIII      Realization of the Pledgee’s Rights
1, If at the end of the term of fulfilling the debt obligations under the Master Contract, the Pledgee has not been paid in full, the Pledgee shall have the right to be compensated first by the proceeds from discounting the value of the pledged items in accordance with the law or from auctioning or selling the pledged items.  The aforementioned “the end of the term” includes circumstances in which the Pledgee announces, pursuant to the provisions of the Master Contract or to the State laws and regulation, to move forward the due date of the debt obligations under the Master Contract.
2, The Pledgee has the right to dispose of the pledged items of any Pledgor if there are more than one Pledgor.

Article IX         Breach of Contract
1. If, effectuation hereof, the Pledgee and the Pledgor shall both carry out the obligations herein.  If any one party that fails to carry out the obligations herein shall bear the liability for the breach of contract and compensate the other party for all the resulting loss.
2. In the event of the occurrence of any of the following, on the part of the Pledgor, that result in economic loss to the Pledgee, the Pledgor shall make full compensation:
(1) Withholding information on joint ownership of, disputes on, seizure of, custodianship of and existing pledge on the pledged items.
(2) Disposing of the pledged items without prior written consent from the Pledgee.
(3) Other acts in violation of the provisions herein.

Article X          Responsibility for the Fees
All the fees associated with the registration, assessment, insurance, inspection and notary of the pledged items hereunder shall be born by the Pledgor.

Article XI         Resolution of Disputes
Any dispute arising out of the performance hereof may be settled through consultation; if it needs to be submitted to legal proceedings, it shall be in the jurisdiction of the Pledgee.

Article XII       Miscellaneous
The Master Contract, loan certificates or other relevant claims certificate hereunder need not be delivered to the Pledgor.

Article XII       Effectuation of the Contract

This Contract shall be established when duly signed or sealed by the parties hereto and shall become effective on the day of completion of the pledge registration.

Article XIV
This Agreement is made in three duplicates with equal binding power. Each of the Pledgee, Debtor and Pledgor shall hold one copy.

Article 12 Notice
The Pledgee has caused the Pledgor and the Debtor to thoroughly and accurately understand the provisions printed herein and has explained the provisions upon the request of the Pledgor and the Debtor. The Parties have the same understanding of the meaning herein.

Pledgee:           Agricultural Bank of China, Lanxi Branch (seal):
Representative or authorized agent:  ZHAO Yongyang (signature)

Pledgor:           Heilongjiang Lanxi Sunrise Linen Textile Industry Co. Ltd
Representative or authorized agent:  GAO Ren (signature)

Date of Execution:        March 21, 2008
Place of Execution:       Lanxi County Branch